FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:
Haris Tajyar
Managing Partner
Ph: 818-382-9702
htajyar@irintl.com

FOR IMMEDIATE RELEASE
MARCH 18, 2008

CHINA ARCHITECTURAL ENGINEERING ANNOUNCES
NEW PROJECTS WORTH $50 MILLION IN DUBAI

Company Will Build Enclosures for Stations, Entranceways, Walkways, Bridges and
Parking Lots on What Will be the World’s Longest Fully Automated Transit Line

ZHUHAI, China, & LOS ANGELES—March 18, 2008 -- China Architectural Engineering, Inc. (CAE) (AMEX: RCH), a leader in the design, engineering, fabrication and installation of high-end curtain wall systems, today announced that it has signed a contract worth approximately $50 million to build external envelopes for stations on the Red Line of the Dubai Metro System. The Company also announced that it expects to be awarded contracts in the range of $80-$100 million for auxiliary structures on the same transit line.

Under the signed contract, CAE will design, engineer, fabricate and install external envelopes for 8 out of 23 Red Line stations. Under the pending contract, it will build external envelopes, including entranceways, walkways, bridges and parking lots, for associated facilities of the Red Line, including passenger walkways and bridges. When completed, the Dubai Metro system will be the longest fully automated rail system in the world. The Red Line is the first of the system’s four lines.

Work on both Dubai projects is expected to be finished by the second quarter of 2009. Revenue from them will be recognized in the last three quarters of 2008 and the first two quarters of 2009.

China Architectural Engineering Chairman and CEO Ken Y. Luo commented, “The Dubai Metro project promises to be our largest effort yet outside China, with potential revenue far beyond that of the initial contract. As a major step forward in CAE’s Middle East expansion strategy; it will serve as an announcement of CAE’s arrival in one of the largest construction markets in the world. Also, this project is only for the first stage of the Dubai Metro System. CAE has a long-term commitment to the Middle East and foresees significant future demand for construction projects from Dubai and other cities and countries in this region. We are in the process of setting up a subsidiary in Dubai this year to capture this significant demand.”

The Dubai Metro project (shown here in an artist’s rendering) is the flagship project of the RTA (Road and Transport Authority - Dubai) with investments for the first phase alone totaling over $4.2 billion. It will be the first system of its kind in the Middle East. The goals of the Dubai Metro System are to provide an alternative mode of transport to ease congestion, save traveling time and reduce pollution; thereby improving environmental quality and mobility within the city in order to accommodate Dubai’s rapid growth. The Dubai Metro System utilizes state-of-the-art technology and engineering expertise. Its visibility throughout the city also will make a prominent architectural showpiece.

To be added to China Architectural Engineering's investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About China Architectural Engineering, Inc.

China Architectural Engineering, Inc. (AMEX: RCH), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated & cost-effective service solutions to our clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of structural exterior cladding systems. We specialize in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects.

CAE has worked with many world renowned architects and building engineers from China and other countries and has completed nearly one hundred large, complex and unique projects throughout China, Australia & Southeast Asia, including numerous award-winning landmark buildings in many of Asia’s major cities, such as the National Grand Theater in Beijing, the Meridian Gate Exhibition Hall of the Palace Museum in Beijing’s Forbidden City (won the 2005 UNESCO Jury Commendation for Innovation of Asia-Pacific Heritage Award),the Beijing Botanical Garden Conservatory (won the highest prize in the Chinese construction industry, the Zhan Tian You award in 2003), the Shenzhen Airport Terminal Building, the Shanghai South Railway Station (the first station of its kind in the world featuring a circular roofing design) and the Vietnam National Conference Center (hosted 2006 APEC).

Notable projects in progress in China and abroad include the renovation and the new extension of the National Museum in Beijing (will be the largest and one of the finest in the world), the Guangzhou Opera House, The Hangzhou International Conference Center, the Dubai Metro System (the first of its kind in the Middle East), and a high-rise office building in Doha, Qatar (which will host the Qatar Department of Commerce).

CAE is dedicated to the research and development of new high-end building technologies. Our Chairman, CEO and COO, Mr. Ken Luo Yi, owns 54 patents which are widely used in building design and construction. He was honored as one of the “Ten Great Leaders in Technology” in China and has published numerous books and articles.

With the experience and trust we have gained working with world-renowned architects and construction experts on complex projects in the past 15+ years, we are now looking to capitalize on our industry-leading expertise to aggressively expand beyond China, into some of the hottest construction markets in the world, such as Middle East, Central Asia & Eastern Europe. We also plan to set up operations in New York to expand in the US and Canadian markets. For further information on China Architectural Engineering please visit www.caebuilding.com.

Forward Looking Statements: In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, uncertainty of contract negotiations and payments under existing contracts, the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company’s operations, fluctuation and unpredictability of costs related to the Company’s products and services, the Company’s dependence on the steel and aluminum markets, reduction or reversal of the Company’s recorded revenue or profits due to “percentage of completion” method of accounting and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

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